Exhibit 99.1

Bethesda, MD., January 16, 1997 -- Host Marriott Corporation announced today that Christopher G. Townsend, 49, has been elected by its Board of Directors as General Counsel of the Company. Mr. Townsend will be replacing Stephen J. McKenna who has left his position as Executive Vice President and General Counsel.

Mr. McKenna, who will remain with the Company in an of counsel position, has been with Marriott since 1973. In 1976, he was promoted to the position of Assistant General Counsel; in 1986 he was elected Vice President, and in 1990, Associate General Counsel. While in these positions he was actively involved in the development and financing of most of the Marriott lodging products opened during the past 15 years, including the New York Marriott Marquis and the San Francisco Marriott, two of the Company's most significant assets. Since the Company split in 1993, he has held the position of General Counsel responsible for all legal matters of the Company. He most recently served as an Executive Vice President of Host Marriott.

Since joining Host Marriott in 1982, Mr. Townsend has participated in financial transactions on more than 250 hotels representing in excess of $5 billion of asset value, as well as revolving credit agreements, bond and high yield financing and the Company spin-off in 1993. He most recently served as Senior Vice President, Corporate Secretary and Deputy General Counsel. Replacing Mr. Townsend as Corporate Secretary will be Anna Mary Coburn. Ms. Coburn has been with the Company since 1988 and is currently Assistant General Counsel.

"Host Marriott had a tremendously successful year in 1996, achieving a record level of profitability. In addition we acquired 21 hotels, through approximately $1.5 billion worth of real estate transactions and raised nearly $1 billion in the public markets," said Terence C. Golden, President and Chief Executive Officer of Host Marriott. "Both Steve McKenna and Chris Townsend have played an integral part in these achievements. We appreciate Steve's contribution to our company during nearly 25 years of service. We are fortunate to have an individual with the experience and talent of Chris Townsend and pleased to have him in the role of General Counsel."

Host Marriott is a lodging real estate company which currently owns or holds controlling interests in 81 upscale and luxury full-service hotel properties operated primarily under the Marriott and Ritz-Carlton brand names. The Company also serves as general partner and holds minority interests in various unconsolidated partnerships that own 251 lodging properties, 31 of which are full-service hotels.

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